Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-118503, 333-130515, 333-132684, 333-139304, 333-149744, 333-165853, and 333-163781) of Endeavour International Corporation, and

(2) Registration Statements (Form S-8 Nos. 333-119577, 333-128692, 333-143794, 333-149743, 333-157967, 333-169851 and 333-171392) pertaining to Endeavour International Corporation;

of our report dated June 7, 2012, with respect to the statement of revenues and direct operating expenses of the oil and gas property purchased by Endeavour International Corporation from ConocoPhillips UK for each of the three years in the period ended 31 December 31, 2011 included in this Current Report on Form 8-K dated June 8, 2012 of Endeavour International Corporation.

/s/ Ernst & Young LLP

Ernst & Young LLP

Aberdeen, Scotland

8	June 2012